Exhibit 99.2

Questions and Answers about the proposed Option Exchange Program

How do I participate in the Program?

We have not yet begun the Program, so you do not need to take any action now. If our shareholders approve the amendment to the Plan (which permits the Program), eligible Entercom option holders will receive additional information, including the official Offer to Exchange, which will set forth the full terms and conditions of the Program, including procedures for exchanging your options for shares of restricted stock.

Who will be eligible to participate in the Program?

Current Entercom employees and non-employee directors, as of the date the Program commences, who hold options with an exercise price of $40.00 or greater will be eligible to participate in the Program. Participation will be subject to the terms and conditions specified in the Offer to Exchange and related documents. Persons who meet the eligibility requirements at the commencement of the Program but do not satisfy these requirements on the expiration of the 20 business day tender offer period will not be eligible to exchange their options.

What if our shareholders do not approve the amendment to the Plan?

If our shareholders do not approve the amendment to the Plan (which permits the Program) at our annual meeting in May, the Program will not proceed, and your existing stock options will continue under their existing terms and conditions.

If I have options that are eligible for exchange, do I have to exchange them for shares of restricted stock?

No. Your participation in the Program is entirely voluntary. Once the Program begins (if at all), you may exchange all (but not less than all) of your eligible options (i.e., options with a stock price of $40.00 or greater).

How many shares of restricted stock will I receive for each old option I exchange?

Options will be exchanged at a ratio of one share of restricted stock for every 15 eligible options surrendered. Only whole shares of restricted stock will be granted. Accordingly the actual number as to each individual employee will be rounded to the closest whole share. For example:

—                                         if you have 5,000 eligible options and you elect to participate in the Program, you will receive 333 shares of restricted stock;

—                                         if you have 10,000 eligible options and you elect to participate in the Program, you will receive 667 shares of restricted stock;

What is the difference between a stock option and restricted stock?

A stock option is the right to buy stock at some future date at a price (the “strike price”) established at the time the option is granted. When an option is exercised, the value realized by the holder is the spread between the strike price and the then current market price. Options are typically not immediately exercisable but instead become exercisable over time. When an option becomes exercisable, it is said to have “vested.”

Restricted stock is a grant of shares of stock that are subject to forfeiture during a specified period. By definition, a share of restricted stock is unvested. During the period that the shares are unvested, they are subject to certain restrictions (see next question for an explanation of the applicable restrictions). The shares of restricted stock that will be granted in the Option Exchange Program will vest over time. Upon vesting, the shares of restricted stock become unrestricted are no longer subject to forfeiture. When shares of restricted stock vest, the value realized by the holder is the then current market price of the stock.

What restrictions will be imposed on the shares of Restricted Stock I can receive in connection with the Program?

Until the shares vest, the holder will not have the right to vote the shares or receive dividends on such shares; provided that upon vesting, in addition to receiving outright ownership of the shares of stock, the holder will receive a cash payment equal to the amount of any dividends that would have been paid on such shares if they had been vested. The shares of restricted stock will be forfeited if, before the shares vest, the holder ceases to be an employee or serve as a director. If the restricted stock is forfeited, no payment will be made in regard to past dividends.

When will the shares of Restricted Stock I can receive in connection with the Program vest?

The shares will vest 50% during the 1st quarter of 2007 and 50% during the 1st quarter of 2008. The exact date of vesting will be determined by the Compensation Committee of the Board of Directors.

If I elect to exchange options, will the exchange itself subject me to any income taxes?

No. The exchange of options under the Program should be treated as a non-taxable exchange to you. When the restricted stock vests, however, the vesting of such shares will be a taxable event.

How do I know if I am eligible to participate? How do I find out how many eligible options I have and what their exercise prices are?

We will provide you with this information at the time of the offer to exchange.

What will happen if I do not participate in the Program?

Nothing will change. All of your current stock options will continue to be valid. The terms and conditions applicable to your current options will not change.

PLEASE NOTE: When they become available, you should read the proxy materials, Schedule TO, the Offer to Exchange, the form of Election to Participate and related materials carefully because they will contain important information. This email does not constitute an offer to exchange, buy or sell stock options or Entercom’s common stock, and is being sent to you for informational purposes only.